Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2005, relating to the consolidated financial statements of KFx Inc., and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of KFx Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Denver, Colorado
December 14, 2005